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                                                                    EXHIBIT 6.25


                       AGREEMENT FOR PROFESSIONAL SERVICES


QORUS.COM, INC. ("the Company") and LEIGHTON W. SMITH ("Contractor"), for and in consideration of the mutual covenants contained herein, enter into this Agreement for Professional Services ("the Agreement") as follows:


1.   SCOPE OF THIS AGREEMENT

Contractor agrees to provide his services as an experienced professional consultant for the performance of various business development duties.

2.   COMPENSATION

The Company agrees to pay Contractor a fee of $5,000 per month and 50,000, fully vested, options to purchase common shares at $1.25 for services provided pursuant to this Agreement. All business expenses incurred by Contractor relating to the scope of his services pursuant to this Agreement shall be paid by the Company, provided that each expense is of a nature qualifying it as a proper deduction for tax purposes; that any travel and entertainment expense conforms to the Company's Travel and Entertainment policy; and Contractor furnishes to the Company adequate records to substantiate the expense. Any expense incurred by the Contractor shall be approved in advance by the Company and submitted along with the invoice.

3.   WORK ASSIGNMENTS

Contractor acknowledges that he is entering into this Agreement as an individual and that he shall not assign or sub-contract any portion of this Agreement or the work to be performed pursuant to this Agreement to any other person or entity without prior written approval of the Company.

4.   OWNERSHIP AND INTELLECTUAL PROPERTY RIGHTS

The Company is the owner of all work product arising out of the work performed pursuant to this Agreement. Contractor hereby grants all such licenses or intellectual property rights to the Company. Upon termination of this Agreement or upon conclusion of services provided pursuant to this Agreement, Contractor agrees to provide the originals of his work product. Contractor shall inform the Company of any third-party intellectual property that it uses in connection with its work under the Agreement, including copyrighted or licensed materials.

5.   CONFIDENTIALITY

The work being performed by Contractor pursuant to this Agreement is confidential and proprietary. Contractor, including its partners, employees, agents or subcontractors, shall not disclose any of this information, including financial and operational information relating to the Company or any client of the Company not expressly authorized to receive such information.

6.   INDEPENDENT CONTRACTOR

It is understood that Contractor is an independent contractor contracting to perform the duties set forth above and that there will be no employer/employee relationship arising out of this Agreement. Contractor

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acknowledges that he is responsible for any federal, state or local taxes that may come due as a result of payment to Contractor, or his successors, assigns or heirs, for services performed pursuant to this Agreement.

7. ENTIRE AGREEMENT

This Agreement constitutes the sole and only Agreement of the parties and correctly sets forth the rights, duties, and obligations of each to the other in connection therewith. It supersedes any and all other agreements, either oral or in writing, between the parties. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

8. APPLICABLE LAW

This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Illinois.

9. TERMINATION

This Agreement may be terminated by either party with or without cause on seven
(7) days prior written notice to the other party. In the event of termination of this Agreement by the Company, Contractor shall be paid all outstanding amounts for Company-approved services and expenses up to the date of termination.



LEIGHTON W. SMITH, an individual             QORUS.COM, INC.

                                             By:
---------------------------------               --------------------------------

Date:                                        Title:
     ----------------------------                  -----------------------------

                                             Date:
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